Exhibit 99.1

PRESS RELEASE

Petco Health and Wellness Company, Inc. to Host Inaugural Investor Day on March 23, 2022

SAN DIEGO, March 2, 2022 – On March 23, 2022, at approximately 8 a.m. Eastern Standard Time, Petco Health and Wellness Company, Inc. (Nasdaq: WOOF), will hold its 2022 Investor Day. This event will be streamed live and available via webcast on the company’s Investor Relations page at ir.petco.com and is expected to last approximately 4.5 hours.

During Petco’s 2022 Investor Day, leaders from across the organization will discuss Petco’s strategic areas of focus, insights into the pet category and how that translates to operational and financial performance in 2022 and beyond. The presentations and Q&A session will be made available on the company’s Investor Relations page under Events & Presentations. A replay of the webcast will also be made available 24 hours a day, until approximately 5 p.m. Eastern Standard Time on June 23, 2022, through the company’s Investor Relations page.

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About Petco, The Health + Wellness Co.

Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. Since our founding in 1965, we’ve been striving to set new standards in pet care, delivering comprehensive wellness solutions through our products and services, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 Petco locations across the U.S., Mexico and Puerto Rico, including a growing network of more than 150 in-store veterinary hospitals, and offer a complete online resource for pet health and wellness at petco.com and on the Petco app. In tandem with Petco Love (formerly the Petco Foundation), an independent nonprofit organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for more than 6.5 million animals.

Contact:

Kristine Moser

(858)224-4065

Kristine.moser@petco.com

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